Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Portillo’s Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.01 per share(1)(2)	Rule 457 (c) and Rule 457 (h)(1)	250,000	$23.43(3)	$5,857,500	0.0000927	$542.99

Total Offering Amounts:					$5,857,500		$542.99

Total Fee Offsets:					—		—

Net Fee Due:							$542.99

(1)

Covers Class A common stock, par value $0.01 per share (the “Common Stock”), of Portillo’s Inc. (the “Company” or the “Registrant”) issuable under the Portillo’s Inc. 2022 Employee Stock Purchase Plan (the “ESPP”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(3)

Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $23.43 per share. The proposed maximum offering price is estimated to be $5,857,500, based on the average of the high sales price ($24.28) and low sales price ($22.57) for the Registrant’s Class A common stock as reported by the Nasdaq Stock Market on August 3, 2022.